Exhibit 99.2

Oxford Immunotec Global PLC
Unaudited non-GAAP pro forma condensed combined statement of operations
Quarterly period ended September 30, 2018

(in thousands)	Consolidated (a)	Disposition (b)	Pro forma
Revenue:
Product	$13,307	$1,788	$15,095
Service	19,402	(18,447)	955
Total revenue	32,709	(16,659)	16,050
Cost of revenue:
Product	3,864	—	3,864
Service	8,814	(8,105)	709
Total cost of revenue	12,678	(8,105)	4,573
Gross profit	20,031	(8,554)	11,477
Operating expenses:
Research and development	3,831	(2,077)	1,754
Sales and marketing	8,524	(2,092)	6,432
General and administrative	9,743	(1,611)	8,132
Settlement expense	212	—	212
Total operating expenses	22,310	(5,780)	16,530
Loss from operations	(2,279)	(2,774)	(5,053)
Other expense:
Interest expense, net	(673)	—	(673)
Foreign exchange losses	(52)	—	(52)
Other expense	5	—	5
Loss before income taxes	(2,999)	(2,774)	(5,773)
Income tax (expense) benefit	(485)	—	(485)
Net loss	$(3,484)	$(2,774)	$(6,258)
Net loss per ordinary share—basic and diluted	$(0.13)	$(0.11)	$(0.24)
Weighted-average shares used to compute net loss per ordinary share—basic and diluted	26,033,550	26,033,550	26,033,550

(a)	This column represents non-GAAP third quarter consolidated results, which exclude the disposition of the U.S. laboratory services business.
(b)

Amounts reflect the pro forma effect of eliminating the results of discontinued operations for the quarter ended September 30, 2018 from the presentation of continuing operations in the unaudited pro forma condensed combined statements of operations.